Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in Registration Statement No. 333-179798 on Form S-3 of Mohawk Industries, Inc. of our report dated April 11, 2012 related to the consolidated financial statements of Fintiles S.p.A. and subsidiaries as of and for the year ended December 31, 2011, which report expresses a qualified opinion due to the omission of comparative prior year financial information, appearing in the Current Report on Form 8-K of Mohawk Industries, Inc. dated January 28, 2013.

/s/ DELOITTE & TOUCHE S.p.A.

Bologna, Italy

January 28, 2013